Exhibit 10.1

ENDOCARE, INC.
EMPLOYEE DEFERRED STOCK UNIT PROGRAM

Effective as of May 18, 2006

ENDOCARE, INC.
EMPLOYEE DEFERRED STOCK UNIT PROGRAM
     Endocare, Inc., a Delaware corporation, hereby adopts this Employee Deferred Stock Unit Program (the “Program”), effective as of May 18, 2006.
RECITALS
     WHEREAS, the Company (as defined below) wishes to adopt the Program to: (i) enable Eligible Employees (as defined below) to obtain additional equity in the form of Deferred Stock Units (as defined below) and defer taxes that otherwise would be payable on MICP (as defined below) payments; and (ii) enable the Company to conserve cash that otherwise would be used to make MICP payments; and
     WHEREAS, the Program constitutes a deferred compensation program that is unfunded for tax and Title I of ERISA (as defined below) purposes to provide deferred compensation to a select group of management and highly compensated employees in accordance with the terms hereof;
     NOW THEREFORE, the Company hereby establishes the Program, upon the terms and conditions set forth below.
ARTICLE 1
DEFINITIONS
     1.1 “Award Date” shall mean the date on which the Committee approves an award of Deferred Stock Units or such later date as the Committee designates as the Award Date applicable to such award.
     1.2 “Beneficiary” shall mean the beneficiary or beneficiaries designated by an Employee to receive his or her deferred compensation benefits in the event of the Employee’s death.
     1.3 “Board of Directors” shall mean the board of directors of the Company.
     1.4 “Change in Control” shall mean the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company, as defined in Code Section 409A(a)(2)(A)(v), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
     1.5 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

     1.6 “Committee” shall mean the Compensation Committee of the Board of Directors unless an alternate committee is designated by the Board of Directors to administer the Program in accordance with Article 8 below. If the Board of Directors has not appointed such a committee, then each reference to the “Committee” shall be construed to refer to the Board of Directors.
     1.7 “Common Stock” shall mean the common stock of the Company.
     1.8 “Company” shall mean Endocare, Inc., a Delaware corporation, and any successor organization thereto.
     1.9 “Deferral” shall mean a Participant’s deferral of his or her Target MICP Award in accordance with the terms and conditions of the Program.
     1.10 “Deferral Amount” shall mean a dollar amount equal to (i) the aggregate amount of a Participant’s Target MICP Award for the applicable calendar year, multiplied by (ii) the percentage of such Target MICP Award that such Participant has elected to defer in accordance with Section 3.1 below. In addition, any notional dividends credited pursuant to Section 3.3 below shall be added to the Deferral Amount.
     1.11 “Deferral Election Form” shall mean the form attached hereto as Exhibit B on which a Participant specifies the amount of his or her Deferral and the applicable Payout Date.
     1.12 “Deferral Election Period” shall mean, for each calendar year, such period as the Committee, in is sole discretion, shall designate; provided, however, the end of the period shall not be later than June 30 of such year; and provided, further, that: (a) for the year ending December 31, 2006, the Deferral Election Period shall be the thirty (30) day period commencing on the date on which the Program is established; and (b) to the extent permitted by Code Section 409A, the Deferral Election Period for the calendar year in which a Participant first becomes eligible to participate in the Program shall be the thirty (30) day period commencing on the Participant’s initial eligibility date.
     1.13 “Deferred Stock Unit” shall mean the right to receive one share of the Company’s Common Stock (subject to adjustment as provided below in Section 3.4) upon the terms and conditions set forth herein, which shall be represented by a bookkeeping entry made by the Company.
     1.14 “Eligible Employee” shall mean any “employee,” within the meaning of Section 3121(d) of the Code, who is a member of the Company’s “Operating Management Committee” and any such other employees as the Committee may from time to time designate in the Committee’s sole discretion; provided, however, each such employee must be determined by the Committee to be a member of a “select group of management or highly compensated employees” as that term is defined under ERISA.
     1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.16 “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:
          (a) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, Inc., its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
          (b) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
          (c) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in a manner consistent with Code Section 409A and Prop. Reg. § 1.409A-1(b)(5)(iv) and any successor thereto.
     1.17 “MICP” shall mean the Company’s Management Incentive Compensation Program.
     1.18 “Participant” shall mean an Eligible Employee who elects to participate in the Program in accordance with Section 3.1 below; references to a Participant herein shall refer also to his or her designated Beneficiary where the context so requires.
     1.19 “Payout Date” shall mean, with respect to each award of Deferred Stock Units, the payout date specified by the respective Participant in his or her Deferral Election Form; provided, however, that if the Participant’s Separation from Service occurs earlier than two years after the last day of the applicable Deferral Election Period, then any “Payout Date” that would otherwise be triggered by such Separation from Service shall be deferred until the date that is two years after the last day of the applicable Deferral Election Period.
     1.20 “Premium Percentage” shall mean the percentage specified from time to time by the Committee (if any) which shall be used under Section 3.2 below to determine the number of Deferred Stock Units to be awarded to a Participant for a particular calendar year.
     1.21 “Program” shall mean this Endocare, Inc. Employee Deferred Stock Unit Program.

     1.22 “Separation from Service” shall mean a Participant’s (i) separation from service with the Company or a Participating Employer, (ii) refusal or failure to return to work within three (3) working days after the date requested by the Company or a Participating Employer, or (iii) failure to return to work at the conclusion of a leave of absence. This definition does not imply retirement from service. Notwithstanding the foregoing, a Participant will not be deemed to have experienced a Separation from Service while absent on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, the period during which the Participant’s right to reemployment is guaranteed by statute or contract. If the period of leave exceeds six (6) months, and the Participant’s right to reemployment is not guaranteed by statute or contract, the Participant will be deemed to have experienced a Separation from Service as of the first day immediately following the end of such six-month period.
     1.23 “Target MICP Award” shall mean the award that the Participant is eligible to receive under the MICP for the applicable calendar year assuming that such Participant achieves 100% of his MICP objectives for such year.
     1.24 “Trust” or “Trust Agreement” shall mean the trust agreement intended to conform to terms of the model trust described in Revenue Procedure 92-64, 1992-2 C.B. 422, including any amendments thereto, which may be entered into between the Company and the Trustee to carry out the provisions of the Program.
     1.25 “Trust Fund” shall mean the cash and other property held and administered by the Trustee pursuant to the Trust to carry out the provisions of the Program.
     1.26 “Trustee” shall mean the designated trustee acting at any time under the Trust.
     1.27 “Unforeseeable Emergency” shall mean an unforeseeable emergency as defined in Code Section 409(a)(2)(B)(ii)(I) (as limited by Code Section 409A(a)(2)(B)(ii)(II)), the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.1

[1]	Code Section 409A(a)(2)(B)(ii) provides the following definition of “unforeseeable emergency”:

Unforeseeable emergency. For purposes of subparagraph (A)(vi)—

(I) In general. The term “unforeseeable emergency” means a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse, or a dependent (as defined in Section 152(a)) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

(II) Limitation on distributions. The requirement of subparagraph (A)(vi) is met only if, as determined under regulations of the Secretary, the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through

ARTICLE 2
PARTICIPATION
     2.1 Eligible Participants. All Eligible Employees shall be eligible to participate in the Program.
ARTICLE 3
ELECTIONS AND AWARDS
     3.1 Participation Elections. Participants may make Deferrals by electing to defer payment of all or a specified portion of his or her Target MICP Award for the applicable calendar year; provided, however, that the minimum annual Deferral that may be made by an electing Participant is twenty-five percent (25%) of his or her Target MICP Award for the applicable calendar year. Elections shall be made in the form attached hereto as Exhibit B. Elections must be made no later than the last day of the applicable Deferral Election Period. No direct contributions by Participants are required or permitted. An election shall be effective on the date a Participant delivers a completed Deferral Election Form to the Committee or its delegate; provided, however, that, if the Participant delivers another properly completed election prior to the last day of the applicable Deferral Election Period, the deferral election on the form bearing the latest date shall control. On the last day of the applicable Deferral Election Period, the controlling election then on file with the Company shall be irrevocable.
     3.2 Award of Deferred Stock Units. For each calendar year, a Participant will be awarded, as of the applicable Award Date, the number of Deferred Stock Units equal to a fraction: (a) the numerator of which is such Participant’s Deferral Amount for such year, multiplied by (i) one, plus (ii) the applicable Premium Percentage (if any); and (b) the denominator of which is the Fair Market Value of one share of Common Stock on such Award Date.
     3.3 Contribution of Notional Distributions. Deferred Stock Units shall be credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to Common Stock.
     3.4 Recapitalizations, etc. In the event of any change in the outstanding shares of the Company’s Common Stock by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee or the Board of Directors shall adjust, in an equitable manner, the number of Deferred Stock Units held by each Participant and/or the number of shares of Common Stock issuable upon pay out of Deferred Stock Units hereunder.

reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE 4
VESTING OF DEFERRED STOCK UNITS AND ISSUANCE OF UNDERLYING SHARES
     4.1 Vesting of Deferred Stock Units. A Participant’s vested interest in Deferred Stock Units awarded under the Program will be based on (a) his or her percentage achievement under the MICP for the applicable calendar year, as determined by the Committee in its sole discretion during the first quarter of the next following calendar year, reduced by (b) such amount as the Company in its sole discretion deems necessary to cover the Participant’s portion of any Federal Insurance Contributions Act (“FICA”) taxes resulting from the vesting of such Deferred Stock Units, as well as any income taxes or other taxes resulting from the payment of FICA taxes through the reduction of Participant’s vested interest pursuant to this Section 4.1(b). Any Deferred Stock Units for a particular calendar year that do not become vested will lapse and be forfeited. Furthermore, if a Participant ceases to be employed by the Company prior to the vesting of any Deferred Stock Units, then such Deferred Stock Units automatically shall lapse and be forfeited on the date on which such Participant ceases to be employed by the Company.
     4.2 Issuance of Shares of Common Stock Underlying Deferred Stock Units.
          (a) Timing of Issuance. Subject to Sections 4.4, 4.5 and 4.6, the issuance of shares of Common Stock underlying a Participant’s Deferred Stock Units shall be made on the earlier of: (i) the Payout Date; (ii) the date on which a Change in Control occurs; or (iii) the first day of the month next following the Participant’s death.
          (b) Net Issuance of Shares Underlying Deferred Stock Units. The Committee may, in its sole discretion following a Participant’s request, issue the shares of Common Stock underlying the Participant’s Deferred Stock Units net of applicable tax withholding such that a portion of the shares of Common Stock that would otherwise be issued to the Participant will be retained by the Company and applied to defray the Participant’s tax liability relating to the issuance of shares underlying the Participant’s Deferred Stock Units.
          (c) No Fractional Shares. No fractional shares of Common Stock shall be issued hereunder. Any fractional portion of Deferred Stock Units shall be paid to the Participant in cash, based on the then-current Fair Market Value of the Common Stock.
     4.3 Form of Payment. Distributions under the Program shall be paid solely in shares of Common Stock, except in the case of fractional shares as provided above in Section 4.2(c).
     4.4 Accelerated Full or Partial Issuances. Notwithstanding Section 4.2 above, the shares of Common Stock underlying all or a portion of a Participant’s Deferred Stock Units may be issued to such Participant in the circumstances described below after the vested interest in such Deferred Stock Units has been determined under Section 4.1 above.
          (a) Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Committee may, in its sole discretion, permit the issuance to a Participant of shares of Common Stock underlying Deferred Stock Units with a cash value no greater than the amount necessary to satisfy the emergency plus any taxes reasonably anticipated as a result of the issuance.

          (b) Domestic Relations Order. In its sole discretion, the Committee may permit acceleration of the time or schedule of an issuance of shares of Common Stock under the Program to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).
          (c) Conflict of Interest. In its sole discretion, the Committee may permit acceleration of the time or schedule of an issuance of shares of Common Stock under the Program as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).
          (d) De Minimus Issuance. In its sole discretion, the Committee may issue the shares of Common Stock underlying a Participant’s vested Deferred Stock Units in their entirety, provided that (i) the aggregate value of such shares as of the issuance date is $10,000 or less, (ii) the issuance accompanies the termination of the entirety of the Participant’s interest in the Program; and (iii) the issuance is made on or before the later of (A) December 31 of the calendar year in which the Participant’s Separation from Service occurs or (B) the date two and one-half (2 1/2) months after the Participant’s Separation from Service.
          (e) Employment Taxes. In its sole discretion, the Committee may permit acceleration of the time or schedule of an issuance of shares of Common Stock under the Program as may be necessary to pay the FICA tax imposed under Section 3101, 3121(a) and 3121(v)(2) of the Code (as applicable) on compensation deferred under the Program. In addition, the Committee may permit acceleration of the time or schedule of an issuance of shares of Common Stock under the Program as may be necessary to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or non-U.S. tax laws as a result of the payment of the FICA tax, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. Notwithstanding the foregoing, the total accelerated issuance of shares of Common Stock to a Participant under this Section 4.4(e) shall not exceed the aggregate amount of FICA taxes and the income tax withholding related to such amount of FICA taxes.
          (f) Income Inclusion under Section 409A of the Code. In its sole discretion, the Committee may permit acceleration of the time or schedule of an issuance of shares of Common Stock at any time the Program fails to meet the requirements of Section 409A of the Code and the corresponding regulations. Notwithstanding the foregoing, the total accelerated issuance of shares of Common Stock to a Participant under this Section 4.4(f) shall not exceed the amount required to be included as income by the Participant as a result of the failure to meet the requirements of Section 409A of the Code and the corresponding regulations.
          (g) Dissolution or Bankruptcy. To the extent permitted under Code Section 409A, the Committee shall have the authority, in its sole discretion, to terminate the Program and issue to each Participant (or, if applicable, his or her Beneficiary) the shares of Common Stock underlying his or her vested Deferred Stock Units within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(a). The total accelerated issuance of shares of Common Stock under this Section 4.4(g) must be included in a Participant’s gross income in the latest of:
(i) The calendar year in which the Program is terminated;
(ii) The calendar year in which the amount of the Participant’s Deferred Stock Units are no longer subject to a substantial risk of forfeiture; or
(iii) The calendar year in which the issuance of all of the shares of Common Stock underlying the Participant’s Deferred Stock Units is administratively practicable.
     (h) Change in Control. To the extent permitted under Code Section 409A, the Committee shall have the authority, in its sole discretion, to terminate the Program and issue to each Participant (or, if applicable, his or her Beneficiary) the shares of Common Stock underlying his or her vested Deferred Stock Units within thirty (30) days prior to or within twelve (12) months after a Change in Control. Each Participant’s participation in the Program will be treated as terminated under this Section 4.4(h) only if all substantially similar arrangements sponsored by the Company are terminated so that all Participants in the Program and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.
     (i) Termination of the Program by the Company. To the extent permitted under Code Section 409A, the Committee shall have the authority, in its sole discretion, to terminate the Program and issue to each Participant (or, if applicable, his or her Beneficiary) the shares of Common Stock underlying his or her vested Deferred Stock Units provided that:
(i) All arrangements sponsored by the Company that would be aggregated with this Program under Proposed Regulation Section 1.409A-1(c) if the Participants participated in all of the arrangements are terminated;
(ii) No payments other than payments that would be payable under the terms of this Program and the other aggregated arrangements if the termination had not occurred are made within twelve (12) months of the termination of this Program and the other aggregated arrangements;
(iii) All payments under this Program and the other aggregated arrangements are made within twenty four (24) months of the termination of this Program and the other aggregated arrangements; and
(iv) The Company does not adopt a new arrangement that would be aggregated with this Program and any other terminated arrangements under Proposed Regulation Section 1.409A-1(c) if the Participants had participated in both arrangements, at any time within five (5) years following the date of termination of this Program and the other terminated arrangements.

          (j) Other Events and Conditions. The Committee shall have the authority to terminate the Program and issue to each Participant (or, if applicable, his or her Beneficiary) the shares of Common Stock underlying his or her vested Deferred Stock Units upon the occurrence of such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.
     4.5 Death Benefit. Upon the death of a Participant prior to complete issuance to him or her of the shares of Common Stock underlying his or her vested Deferred Stock Units, the shares of Common Stock underlying the remaining vested Deferred Stock Units on the date of death shall be issued to the Participant’s Beneficiary designated on Exhibit A as of the first day of the month next following the Participant’s death.
     4.6 Delay of Issuances. To the extent permitted under Code Section 409A, a scheduled issuance of shares of Common Stock underlying a Participant’s Deferred Stock Units shall be delayed to a date after the scheduled issuance date under any of the following circumstances:
          (a) Violation of a Loan Agreement or Similar Contract. A scheduled issuance of shares of Common Stock underlying a Participant’s Deferred Stock Units shall be delayed to a date after the scheduled issuance date in the event the Company reasonably anticipates that making the issuance will violate a loan agreement or other similar contract to which the Company is a party, and such violation will cause material harm to the Company. The delayed issuance must be made at the earliest date at which the Company reasonably anticipates that making the issuance will not cause such violation, or such violation will not cause material harm to the Company. In addition, the facts and circumstances must indicate that the Company entered into such loan agreement or other similar contract for legitimate business reasons, and not to avoid the restrictions on deferral elections under Code Section 409A.
          (b) Issuances that would Violate Federal Securities Laws or other Applicable Law. A scheduled issuance of shares of Common Stock underlying a Participant’s Deferred Stock Units shall be delayed to a date after the scheduled issuance date in the event the Company reasonably anticipates that making the issuance will violate federal securities laws or other applicable law. The delayed issuance must be made at the earliest date at which the Company reasonably anticipates that making the issuance will not cause such violation. For purposes of this Section 4.6(b), making an issuance that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.
          (c) Issuances to Key Employees. In the event the Company’s securities are publicly-traded on an established securities market or otherwise, the Company shall have the authority to delay the issuance of shares of Common Stock underlying Deferred Stock Units to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such issuance to which a Participant would otherwise be entitled during the six (6) month period immediately following his or her Separation from Service shall be made instead on the first business day following the expiration of such six (6) month period.

          (d) Other Events and Conditions. The Company may delay a scheduled issuance of shares of Common Stock underlying a Participant’s Deferred Stock Units upon such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.
     4.7 Participant’s Rights Unsecured. The right of Participants and their Beneficiaries hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participants nor their Beneficiaries shall have any rights in or against any specific assets of the Company, except as may otherwise be provided in the Trust Agreement (if any).
ARTICLE 5
DESIGNATION OF BENEFICIARY
     5.1 Designation of Beneficiary. A Participant may designate a Beneficiary to receive any amount due hereunder to the Participant via written notice thereof to the Committee at any time prior to his or her death and may revoke or change the Beneficiary designated therein without the Beneficiary’s consent by written notice delivered to the Committee at any time and from time to time prior to the Participant’s death, provided that any such designation or change of designation naming a primary Beneficiary other than the Participant’s spouse shall be effective only if written spousal consent is provided to the Committee. If a Participant’s spouse is incapacitated, then the person who holds a power of attorney for the incapacitated spouse or other person authorized to act on behalf of the incapacitated spouse may provide the required spousal consent. If a Participant fails to designate a Beneficiary, or if no such designated Beneficiary shall survive him or her, then such amount shall be paid to his or her estate. The designations of Beneficiaries shall be made in the form attached hereto as Exhibit A.
ARTICLE 6
TRUST PROVISIONS
     6.1 Trust Agreement. The Company may (but shall not be required to) establish the Trust for the purpose of retaining assets set aside by the Company pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Program. Any benefits not paid from the Trust shall be paid from the Company’s general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount the Company’s liability under the Program. All Trust Funds shall be subject to the claims of general creditors of the Company in the event the Company is insolvent as defined in the Trust Agreement. The obligations of the Company to pay benefits under the Program and the obligation of the Trustee to pay benefits under the Trust constitute an unfunded, unsecured promise to pay benefits in the future and the Participant and his or her Beneficiaries shall have no greater rights than general creditors of the Company. No Trust may hold assets located outside of the United States nor provide that assets will become restricted to the provision of benefits under the Program in connection with a change in the Company’s financial health.

ARTICLE 7
AMENDMENT AND TERMINATION
     7.1 Amendment. The Committee shall have the general authority, in its sole discretion, to amend or suspend the Program at any time and for any reason it deems appropriate; provided however, that no amendment of the Program may adversely affect a Participant’s rights thereunder without such Participant’s prior written consent. Any amendment or suspension of the Program must be pursuant to a written document that is executed by a duly-authorized officer of the Company. Except as required under Code Section 409A, no Deferrals shall be made during any suspension of the Program or after termination of the Program.
     7.2 Termination of Program. The Committee may terminate the Program at any time after the date when no Participant (or Beneficiary) has any right to or expectation of payment of further benefits under the Program.
ARTICLE 8
ADMINISTRATION
     8.1 Administration. The Committee shall administer and interpret this Program in accordance with the provisions of the Program and the Trust Agreement (if any) and shall have the authority in its discretion to adopt, amend or rescind such rules and regulations as it deems advisable in the administration of the Program. Any determination or decision by the Committee shall be made in its sole discretion and shall be conclusive and binding on all persons who at any time have or claim to have any interest under this Program. Notwithstanding anything in the Program to the contrary, it is the intention of the Company that the Program be administered and construed in accordance with Code Section 409A, the regulations thereunder, and any other published interpretive authority, as issued or amended from time to time.
     8.2 Liability of Committee, Indemnification. The Committee shall not be liable for any determination, decision, or action made in good faith with respect to the Program. The Company will indemnify, defend and hold harmless the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such person(s) as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Program, other than such liabilities, costs, and expenses as may result from the bad faith, gross misconduct, breach of fiduciary duty, willful failure to follow the lawful instructions of the Board or criminal acts of such persons. All members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. The Company’s obligations under this Section 8.2 shall be in addition to, and not in lieu of, any indemnification obligations or other obligations to which the Company may be subject under law, under the Company’s charter documents, by contract or otherwise.

     8.3 Expenses. The cost of the establishment and the adoption of the Program by the Company, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of administering the Program shall be borne by the Company, and the Company shall bear, and shall not be reimbursed by the Trust, for any tax liability of the Company associated with the investment of assets held by the Trust.
ARTICLE 9
GENERAL AND MISCELLANEOUS
     9.1 Rights Against Company. Except as expressly provided by the Program, the establishment of this Program shall not be construed as giving to any Participant, employee or any person, any legal, equitable or other rights against the Company, or against its officers, directors, agents or members, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or giving any Participant the right to be retained in the employ of the Company. In no event shall the terms of service of a Participant, expressed or implied, be modified or in any way affected by the adoption of the Program or Trust or any election under the Program made by a Participant. The rights of a Participant or his or her Beneficiaries hereunder shall be solely those of an unsecured general creditor of the Company.
     9.2 Claims Procedures. Claims for benefits under the Program by a Participant (or his or her beneficiary or duly appointed representative) shall be filed in writing with the Committee. The Committee shall follow the procedures set forth in this Section 9.2 in processing a claim for benefits.
          (a) Within 90 days following receipt by the Committee of a claim for benefits and all necessary documents and information, the Committee shall furnish the person claiming benefits under the Program (the “Claimant”) with written notice of the decision rendered with respect to such claim. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed 90 days from the end of the initial 90 day period.
          (b) In the case of a denial of the Claimant’s claim, the written notice of such denial shall set forth (1) the specific reason(s) for the denial, (2) references to the Program provisions upon which the denial is based, (3) a description of any additional information or material necessary for perfection of the application (together with an explanation why such material or information is necessary), and (4) an explanation of the Program’s appeals procedures and the time limits applicable to these procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. If no notice of denial is provided as herein described, the Claimant may appeal the claim as though his or her claim had been denied.
     9.3 Appeals Procedures. A Claimant who wishes to appeal the denial of his or her claim for benefits or to contest the amount of benefits payable shall follow the administrative procedures for an appeal as set forth in this Section 9.3 and shall exhaust such administrative procedures prior to seeking any other form of relief.

          (a) In order to appeal a decision rendered with respect to his or her claim for benefits or with respect to the amount of his or her benefits, the Claimant must file an appeal with the Committee in writing within 60 days after the date of notice of the decision with respect to the claim.
          (b) The Committee shall provide a full and fair review of all appeals filed under the Program and shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In connection with the filing of an appeal, the Claimant may submit written comments, documents, records, and other information relevant to his or her appeal. The Committee will provide, upon the Claimant’s request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The decision of the Committee shall be made not later than 60 days after the Claimant has completed his or her submission to the Committee of his or her appeal and any documentation or other information to be submitted in support of such appeal. Should special circumstances require an extension of time for processing, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 60 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed 60 days from the end of the initial 60 day period.
          (c) The decision on the Claimant’s appeal shall be in writing and shall include specific reason(s) for the decision, written in a manner calculated to be understood by the Claimant and shall, in the case of a adverse determination, include: (1) the specific reason or reasons for the adverse determination; (2) reference to the specific Program provisions on which the benefit determination is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits; and (4) a statement describing any voluntary appeal procedures offered by the Program and the Claimant’s right to obtain the information about such procedures and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
          (d) If the Committee does not respond within 120 days, the Claimant may consider his or her appeal denied.
          (e) In the event of any dispute over benefits under this Program, all remedies available to the disputing individual under this Section 9.3 must be exhausted before legal recourse of any type is sought.
     9.4 Assignment or Transfer. No right, title or interest of any kind in the Program shall be transferable or assignable by any Participant or Beneficiary or be subject to alienation,

anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of a Participant or his or her Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or to dispose of any interest in the Program shall be void.
     9.5 Severability. If any provision of this Program shall be declared illegal or invalid for any reason, said illegal or invalid provision shall not affect the remaining provisions of this Program but shall be fully severable, and this Program shall be construed and enforced as if said illegal or invalid provision was not part of this Program.
     9.6 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Program. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine and neuter genders, the feminine gender includes the masculine and neuter genders and the neuter gender includes the masculine and feminine genders.
     9.7 Governing Law. The validity and effect of this Program and the rights and obligations of all persons affected hereby shall be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal laws of the State of California, without giving effect to any choice of law rule.
     9.8 Payment Due to Incompetence. If the Committee receives evidence that a Participant or Beneficiary entitled to receive any payment under the Program is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person who or trust which has been legally appointed or established for the benefit of such person.
     9.9 Taxes. All amounts hereunder may be reduced by any and all federal, state, and local taxes imposed upon the Participant or his or her Beneficiary which are required to be paid or withheld by the Company. The determination of the Company regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

     IN WITNESS WHEREOF, the undersigned Secretary of the Company hereby certifies that this Program was duly adopted by the Company’s Board of Directors on May 18, 2006.

ENDOCARE, INC., a Delaware corporation
By:	/s/ Clint B. Davis
Clint B. Davis
Secretary

EXHIBIT A
ENDOCARE, INC.
EMPLOYEE DEFERRED STOCK UNIT PROGRAM
BENEFICIARY DESIGNATION
In the event that I should die prior to the issuance of shares of Common Stock underlying my vested Deferred Stock Units awarded under the Endocare, Inc. Employee Deferred Stock Unit Program (the “Program”), and in lieu of disposing of my interest2 in my Deferred Stock Units (and the underlying shares of Common Stock) by my will or the laws of intestate succession, I hereby designate the following person(s) as primary Beneficiary(ies) and contingent Beneficiary(ies) of my interest in my Deferred Stock Units and the underlying shares of Common Stock (please attach additional sheets if necessary):
     Primary Beneficiary(ies) (Select only one of the three alternatives)

☐ (a) Individuals and/or Charities	% Share

Name

Address

Name

Address

Name

Address

Name

[2]	A married Participant whose Deferred Stock Units are community property may dispose only of his or her own interest in the Deferred Stock Units and the underlying shares of Common Stock. In such cases, the Participant’s spouse may (a) consent to the Participant’s designation by signing the Spousal Consent or (b) designate the Participant or any other person(s) as the beneficiary(ies) of his or her interest in the Deferred Stock Units and the underlying shares of Common Stock on a separate Beneficiary Designation.
Exhibit A

     Primary Beneficiary(ies) (Select only one of the three alternatives)

☐ (a) Individuals and/or Charities	% Share

Address

☐ (b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

☐ (c) Living Trust

The		Trust, dated

	(print name of trust)		(fill in date trust was established)
     Contingent Beneficiary(ies) (Select only one of the three alternatives)

☐ (a) Individuals and/or Charities	% Share

Name

Address

Name

Address

Name

Address

Exhibit A

☐ (b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

☐ (c) Living Trust

The		Trust, dated

	(print name of trust)		(fill in date trust was established)
     Should all the individual primary Beneficiary(ies) fail to survive me or if the trust named as the primary Beneficiary does not exist at my death (or no will of mine containing a residuary trust is admitted to probate within six months of my death), the contingent Beneficiary(ies) shall be entitled to my interest in the Deferred Stock Units (and the underlying shares of Common Stock) in the shares indicated. Should any individual beneficiary fail to survive me or a charity named as a beneficiary no longer exists at my death, such beneficiary’s share shall be divided among the remaining named primary or contingent Beneficiaries, as appropriate, in proportion to the percentage shares I have allocated to them. In the event that no individual primary Beneficiary(ies) or contingent Beneficiary(ies) survives me, no trust (excluding a residuary testamentary trust) or charity named as a primary Beneficiary or contingent Beneficiary exists at my death, and no will of mine containing a residuary trust is admitted to probate within six (6) months of my death, then my interest in the Deferred Stock Units (and the underlying shares of Common Stock) shall be disposed of by my will or the laws of intestate succession, as applicable.
[SIGNATURE PAGE FOLLOWS]
Exhibit A

     Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Program. This Beneficiary Designation is effective until I file another such Beneficiary Designation with the Company. Any previous Beneficiary Designations are hereby revoked.

Submitted by:	Filing Acknowledgement:

☐ Participant ☐ Participant’s Spouse	Endocare, Inc.

By:

Name:	Its:

Date:	Filed with the records of the Company this

_____ day of _________________, 20___
Exhibit A

Spousal Consent for any interest in Deferred Stock Units that is Community Property (necessary if separate Beneficiary Designation is not filed by spouse):
I hereby consent to this Beneficiary Designation and agree that this designation of beneficiaries provided herein shall apply to my community property interest in any Deferred Stock Units held by (and the underlying shares of Common Stock issuable to) my spouse in connection with his or her service to the Company or any subsidiary of the Company. This consent does not apply to any subsequent Beneficiary Designation which may be filed by my spouse unless consented to by me while I am still married to the Participant. This Spousal Consent may be revoked by me at any time, whether by filing a Beneficiary Designation disposing of my interest in the Deferred Stock Units (and the underlying shares of Common Stock) or by filing a written notice of revocation with the Company.

(Signature of Spouse)

Date:

Spousal Consent for any interest in Deferred Stock Units (and the underlying shares of Common Stock) that is not Community Property (necessary if beneficiary is other than spouse):
I hereby consent to this Beneficiary Designation. This Spousal Consent does not apply to any subsequent Beneficiary Designation which may be filed by my spouse unless consented to by me while I am still married to the Participant.

(Signature of Spouse)

Date:

Exhibit A

EXHIBIT B
ENDOCARE, INC.
EMPLOYEE DEFERRED STOCK UNIT PROGRAM
DEFERRAL ELECTION FORM
Name: _____________________________
I hereby elect to defer the following amounts in accordance with the terms of the Endocare, Inc. Employee Deferred Stock Unit Program (the “Program”). This election shall be effective with respect to my Target MICP Award for the calendar year specified below:
___% of my Target MICP Award (specify percentage between 25% and 100%) for ___(specify calendar year).
Note: This election must be submitted to the Company no later than the last day of the applicable Deferral Election Period. I understand that this election will become irrevocable upon the last day of the Deferral Election Period. Contact the Human Resources Department with any questions regarding the applicable Deferral Election Period.
Payout Date: Subject to the terms and conditions of the Program, the shares of Common Stock underlying my vested Deferred Stock Units (if any) shall be issued to me on one of the following payout dates (select one):

☐	____________________ (specify a date certain no less than two years after the last day of the applicable Deferral Election Period)

☐	As soon as administratively practicable following my Separation from Service

☐	The earlier of (i) _____________________________ (specify a date certain no less than two years after the last day of the applicable Deferral Election Period) or (ii) as soon as administratively practicable following my Separation from Service
Important Note: If the Participant’s Separation from Service occurs earlier than two years after the last day of the applicable Deferral Election Period, then any “Payout Date” that would otherwise be triggered by such Separation from Service shall be deferred until the date that is two years after the last day of the applicable Deferral Election Period.

Submitted by:	Filing Acknowledgement:

Participant	Endocare, Inc.

By:

Name:	Its:

Date:	Filed with the records of the Company this

_____ day of _________________, 20___
Exhibit B